Exhibit 19.1

INSIDER TRADING POLICY
(dated April 24, 2023)

I.    INTRODUCTION
DocGo Inc. (the “Company” or “DocGo”) is listed on the Nasdaq Stock Market (the “Nasdaq”), and is subject to its rules, as well as the rules and regulations of the Securities and Exchange Commission (“SEC”). U.S. Federal and state laws prohibit buying, selling, gifting or making other transfers of securities by persons who have material information that is not generally known or available to the public (“Material Nonpublic Information”). These laws also prohibit persons with such material nonpublic information from disclosing this information to others who trade.
The Company has adopted the following policy (this “Policy”) regarding trading in securities by all of its directors, officers, employees, consultants and contractors (together, “Company Personnel”), as well as their family members who reside with them, anyone else who lives in their household and any family members who do not live in their household but whose transactions in Company securities are directed by them or are subject to their influence or control (“Family Members”), as well as corporations or other business entities controlled, influenced or managed by them or their Family Members, and trusts for which such persons are a trustee or in which they have a beneficial or pecuniary interest (“Controlled Entities” and together with Company Personnel and Family Members, “Insider(s)”).
The principles discussed in this Policy also apply to non-public information that you obtain in the course of your employment or other involvement with the Company about another public company (such as a client, customer or a company with which DocGo is involved in a transaction). If you obtain Material Nonpublic Information about another public company, then you must not trade in the securities of that company until the information has been publicly disseminated or is no longer material.
No Exceptions. The prohibition against trading while in possession of Material Nonpublic Information is absolute and unconditional. There is no exception for small transactions or transactions that may seem necessary or justifiable, such as the need to raise money for an emergency expenditure.
Individual Responsibility. You are responsible for ensuring that you as well as your Family Members and Controlled Entities do not violate U.S. federal or state securities laws or this Policy. The Company has designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.
If you violate the insider trading laws, you may be subject to criminal charges, which may carry severe penalties, including imprisonment for up to 20 years. You may also have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. In addition, the Company may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million.
Both the SEC and Nasdaq are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.
This Policy applies to transactions, whether direct or indirect, in DocGo’s securities, including its common stock, options to purchase common stock, restricted stock or restricted stock units, or any other type of securities that DocGo may issue, including but not limited to preferred stock and convertible debentures, as well as derivative securities relating to DocGo but that are not issued by DocGo, such as exchange-traded put or call options or swaps relating to DocGo securities (collectively referred to as “Company securities”).
When this Policy refers to another entity’s “securities,” it similarly refers to its common stock, options to purchase common stock, or any other type of securities that the entity may issue, as well as derivative securities relating to that company but that are not issued by that entity.
The Company will review, evaluate and revise this Policy from time to time in light of regulatory changes, developments in the Company’s business and other factors.
II.    TRADING POLICIES AND PROCEDURES
A.    No Trading on Material Nonpublic Information; No “Tipping” Others
1.    General Prohibition. Insiders cannot, directly or indirectly, engage in transactions in Company securities when the Insider is aware of Material Nonpublic Information about DocGo. For guidance on what is “material” or “nonpublic,” see Section II.B.1 below.
This prohibition against illegal “insider trading” also applies to transactions in the securities of other companies when you learn the Material Nonpublic Information about such companies as a result of your employment or other association with DocGo. Examples include learning Material Nonpublic Information from or about the Company’s customers and suppliers, or another entity with which the Company is negotiating a major transaction, such as a joint venturer, strategic partner or acquisition target.
2.    No tipping. An Insider must also not convey Material Nonpublic Information about the Company or another company to anyone else, including Family Members. An Insider also must not recommend that anyone purchase or sell any company’s securities while the Insider is aware of Material Nonpublic Information about that company. These practices, known as “tipping,” also violate the U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed Material Nonpublic Information. This Policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies, such as the Company’s customers and suppliers or a firm with which the Company is negotiating a major transaction, when an Insider obtains Material Nonpublic Information about such other company as a result of the Insider’s employment or relationship with the Company. Persons with whom Insider has a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to the Insider; therefore, special care should be taken so that Material Nonpublic Information is not disclosed to such persons. This Policy does not restrict legitimate business communications on a “need to know” basis. Material Nonpublic Information, however, should not be disclosed to persons outside the Company unless the Company Personnel is specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.
3.    Company Transactions. From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.
4.    No short-term or speculative trading. It is against Company policy for Insiders to engage in short-term or speculative transactions in Company securities. As such, Insiders may not engage in: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities you do not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions. Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent, if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, Insiders should exercise caution when including Company securities in a margin account or pledging Company securities as collateral for a loan.
As stated above, these restrictions also apply to your Family Members and Controlled Entities. The SEC and federal prosecutors may presume that trading by Family Members or Controlled Entities is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.
For purposes of this Policy, references to “trading” and “transactions” include, among other things:
•purchases and sales of Company securities in public markets;
•sales of Company securities obtained through the exercise of employee stock options granted by the Company, including via broker-assisted cashless exercise;
•making gifts of Company securities; and
•using Company securities to secure a loan.
Conversely, references to “trading” and “transactions” do not include:
•the exercise of Company stock options if no shares are to be sold or if there is a “net exercise” (as defined below), except, if applicable, the exercise is still subject to pre-clearance procedures described below;
•the vesting of Company stock options or the delivery of shares upon vesting/settlement of restricted stock and/or restricted stock units;
•the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock and/or restricted stock units;
•transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage that you control);

•sales of the Company’s securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws; and
•any other purchase of Company Securities from the Company or sales of Company securities to the Company in accordance with applicable securities and state laws.
Therefore, Insiders may freely exercise their stock options and/or engage in “net exercises” (subject to pre-clearance, if applicable) and have the Company withhold shares to satisfy tax obligations without violating this Policy. Note that a “net exercise” is the use of the underlying shares to pay the exercise price and/or tax withholding obligations, whereas a broker-assisted cashless exercise involves the broker selling some or all of the shares underlying the option on the open market.
This Policy also does not apply to Insider’s purchases of Company stock in the Employee Stock Purchase Plan (“ESPP”), if any, resulting from Insider’s periodic contribution of money to the ESPP pursuant to a payroll deduction election made when the Insider is not aware of Material Nonpublic Information and, if applicable, while the Trading Window (as defined below) is open. However, this Policy will apply to any: (1) election to participate in the ESPP for an enrollment period; (2) increase or decrease in the Insider’s amount of periodic contributions to the ESPP; and (3) sales of Company stock pursuant to the ESPP. Further, transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy as long as (i) the Insider does not control the investment decisions on individual stocks within the fund or portfolio and (ii) Company securities do not represent a substantial portion of the assets of the fund or portfolio.
In addition, transactions pursuant to a trading plan that complies with Rule 10b5-1 (as defined below) and this Policy are subject to certain exceptions and requirements set forth below.
Insiders should consult the General Counsel and Secretary (the “GC”) or GC’s designee if they have any questions.
B.    What is “Material Nonpublic Information”? When is Information “Public”?
1.    Material Information
Material information generally means information that a reasonable investor would consider important in making an investment decision to buy, hold, or sell securities. Either positive or negative information may be material. Any information that could reasonably be expected to affect the Company’s stock price should be considered material.
Depending on the circumstances, common examples of information that may be material include:
•significant new products, services or lines of business;
•significant interactions, approval or rulings by a regulatory agency relating to the Company or a Company product or service;
•earnings, revenue, or similar financial information;
•unexpected financial results;
•unpublished financial reports or projections;
•extraordinary borrowing or liquidity problems;

•changes in control or sale of all or part of the Company’s business;
•changes in directors, senior management or auditors;
•information about current, proposed, or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
•changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities;
•material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;
•information about major construction, development or other contracts;
•impending financial problems;
•gain or loss of a significant customer or supplier;
•the establishment of a repurchase program for Company securities;
•labor negotiations;
•the interruption of production, construction or other aspects of a company’s business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations;
•major environmental incidents;
•institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings;
•significant actual or potential cybersecurity incidents or events that affect the Company or third-party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software, and data breach incidents that may disclose personal, business or other confidential information; and
•the imposition of a trading “blackout” by DocGo on transactions in Company securities or the securities of another company.
Federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. The mere fact that a person is aware of Material Nonpublic Information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the Material Nonpublic Information. If you have questions regarding specific transactions, please contact the GC (or the GC’s designee).
2.    Nonpublic Information

Nonpublic information is information that is not generally known by or available to the public. We consider information to be available to the public only when:
•it has been released to the public by the Company through appropriate channels, such as by means of a press release distributed through a widely circulated news or wire service, such as Dow Jones or Bloomberg, or a filing with the SEC; and
•two full trading days have lapsed following the time of public disclosure.
The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.
C.    Unauthorized Disclosure; Prohibition on Public Speaking
All Insiders must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially nonpublic information until it is publicly disclosed by the Company. Insiders should treat this information as confidential and proprietary to the Company. Insiders may not disclose it to others, such as family members, other relatives, or business or social acquaintances.
In addition, Insiders are prohibited from participating as an “expert,” consultant, advisor, and/or in any capacity for an “expert network” and/or any other outside firm which compensates individuals for speaking with investors and other investment professionals. This prohibition is designed to protect the Company, its shareholders, and you. Indeed, United States criminal authorities and the SEC have prosecuted numerous public company employees who received monetary compensation by expert networks to speak with investors and disclose confidential company information which investors then used for trading purposes.
Also, legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for Company Personnel, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Guidelines For Public Disclosure and Communications With The Investment Community. If you receive inquiries of this nature, refer them to the Chief Financial Officer (“CFO”) or GC. At any time when the Company does not have an active CFO, the duties and responsibilities assigned to the CFO under this policy shall be performed by the principal financial officer.
D.    When and How to Trade Company Stock
1.    Overview

All Insiders are subject to the Trading Window policy described below. In addition, directors, executive officers of the Company, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Section 16 Officers,” and together with directors, “Section 16 Persons”), and certain other employees and consultants who are so designated by the GC from time to time (the Company’s directors, executive officers and such designated employees and consultants, including their Family Members and Controlled Entities, “Restricted Persons”) are for purposes of this Policy required to comply with the additional pre-clearance restrictions covered below.

2.     Trading Windows
Subject to the exception related to Rule 10b5-1 Trading Plans (as defined below), all Insiders may trade in Company securities only from the date that is two full trading days following the date of the filing of the Company’s Form 10-K or 10-Q for the applicable fiscal period to the close of business on the date that is two weeks prior to the end of each quarter (such period, the “Trading Window”). For example, if DocGo files its Form 10-K or Form 10-Q, as applicable, before market on a Friday, then trading in DocGo securities may commence at the open of market on the following Tuesday.
However, even if a Trading Window is open, you may not trade in Company securities if you are aware of Material Nonpublic Information about the Company. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them when the Trading Window is open.
Generally, all pending purchase and sale orders regarding Company securities that could be executed while the Trading Window is open must be cancelled before it closes.
The Trading Window restrictions do not apply to transactions under a prearranged Rule 10b5-1 Trading Plan, as defined and discussed below, but any such Rule 10b5-1 Trading Plan is subject to the preclearance and other restrictions set forth below and in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”
3. Special “Blackout” Periods

    In addition to regularly scheduled quarterly blackout periods, DocGo may, from time to time, during a Trading Window, close trading due to developments (such as a significant event or transaction) during which there may exist Material Nonpublic Information about DocGo or a company with which the Company is considering a transaction. This is referred to as a “special blackout period.” In such cases, the Company may notify particular individuals that they should not engage in any transactions involving the purchase, sale or other transaction in Company securities. You should not disclose to others the fact that trading has been prohibited. These blackout periods, which will vary in length, will be determined by the GC, and will be communicated to the appropriate personnel via e-mail. Termination of a blackout period will also be communicated to the appropriate personnel via e-mail.
It is not the Company’s policy to impose special blackout periods every time that Material Nonpublic Information exists, or every time that an Insider may be in the possession of Material Nonpublic Information. Thus, the absence of a special blackout period should not be interpreted as permission to trade. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them then there is no trading blackout in place.
As with the Trading Window restrictions described above, special blackout periods should not impact transactions under a prearranged Rule 10b5-1 Trading Plan, as defined and discussed below, but any such Rule 10b5-1 Trading Plan is subject to the preclearance and other restrictions set forth below and in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”
4.    Pre-clearance
The Company requires all Restricted Persons to contact the GC (or the GC’s designee) in advance of effecting any purchase, sale, gift, or other trading of Company securities, other than transactions made under an approved Rule 10b5-1 Trading Plan pursuant to Section II.E below. All requests must be submitted to the General Counsel or the General Counsel’s designee (or, in the case of the General Counsel, to the Chief Financial Officer) at least two business days in advance of the proposed transaction. For the avoidance of doubt, there should be no presumption that the GC will grant any or all pre-clearance requests and there shall be no obligation to inform Restricted Persons of the reasons for any request approval or denial. This pre-clearance policy applies to Restricted Persons even if they are initiating a transaction while a blackout period is not in place.

If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained, but regardless may not be executed if the Restricted Person acquires Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again by the GC (or the GC’s designee) before it may be executed.
If a proposed transaction is not approved under the pre-clearance policy, the Restricted Person may not transact in Company securities, and should not inform anyone within or outside of the Company of the restriction. Any transaction under a Rule 10b5-1 Trading Plan (discussed below) will not require pre-clearance at the time of the transaction but such Rule 10b5-1 Trading Plan is subject to the pre-clearance and other restrictions set forth below and Appendix A, “Guidelines for Rule 10b5-1 Trading Plans.”
E.    Rule 10b5-1 Trading Plans
SEC Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides a defense from insider trading liability if trades occur pursuant to a prearranged trading plan that meets specified conditions. It is possible to pre-arrange trades in Company securities by entering into a written trading plan. Such plan (referred to here as a “Rule 10b5-1 Trading Plan”) must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, a trading plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. Under this Policy, the adoption, amendment or termination of a Rule 10b5-1 Trading Plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans,” including applicable pre-clearance procedures.
Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan.
F.    Noncompliance
Anyone who is subject to this Policy and fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.
G.    Certification
All Company Personnel will be required to certify their understanding of and intent to comply with this Policy periodically.
H.    Post -Termination Transactions
This Policy will continue to apply to your transactions in Company securities after your employment or service has terminated with the Company until such time as you are no longer aware of Material Nonpublic Information or until that information has been publicly disclosed or is no longer material.
Questions about this policy should be directed to the Company’s General Counsel, at ely@docgo.com.

Last Amended on April 24, 2023

RECEIPT AND ACKNOWLEDGMENT

I, __________________________________, hereby acknowledge that I have received and read a copy of the Insider Trading Policy of DocGo (the “Policy”). I agree to comply with this Policy. I understand that violation of SEC regulations may subject me to severe civil and/or criminal penalties, and that violation of this Policy may subject me to discipline by DocGo, up to and including termination for cause.

__________________________________        ______________________________
Signature                        Date

Appendix A

Guidelines for Rule 10b5-1 Trading Plans
Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability. In order to be eligible to rely on this defense, Insiders must enter into a Rule 10b5-1 Trading Plan for transactions in Company securities that meets certain conditions specified in the rule. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The GC (or the GC’s designee) will interpret and administer these guidelines for compliance with Rule 10b5-1, the Policy and the requirements below. No personal legal or financial advice is being provided by the legal department regarding any Rule 10b5-1 Trading Plan or proposed trades. Insiders remain ultimately responsible for ensuring that their Rule 10b5-1 Trading Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that Insiders consult with their own attorneys, brokers, or other advisors about any contemplated Rule 10b5-1 Trading Plan. Note that for any Section 16 Person, the Company is required to disclose the material terms of his or her Rule 10b5-1 Trading Plan (and may be required to disclose the material terms of Rule 10b5-1 Trading Plans of Family Members and Controlled Entities of such persons, other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted or terminated or modified (as described below).
1.Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the GC (or the GC’s designee, or, in the case of the GC, by the Chief Financial Officer) at least five business days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines. The Company may require that Insiders use a standardized form of Rule 10b5-1 Trading Plan.
2.Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Trading Plan must be adopted at a time:

•When the Insider is not aware of any Material Nonpublic Information; and
•The Trading Window is open, to the extent the Insider is subject to the Trading Windows under the Policy, and there is no special blackout period.
3.Plan Instructions. Any Rule 10b5-1 Trading Plan adopted by any Insider must be in writing, signed, and either:

•specify the amount, price and date of the sales (or purchases) of Company securities to be effected;
•provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or
•delegate decision-making authority with regard to these transactions to a broker or other agent without any Material Nonpublic Information about the Company or its securities.
For the avoidance of doubt, Insiders may not subsequently influence how, when, or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.
4.No Hedging. Insiders may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.

5.Good Faith Requirements. Insiders must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act. Insiders must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.
6.Certifications for Section 16 Persons. Section 16 Persons and their Family Members and Controlled Entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any Material Nonpublic Information about the Company or the Company securities; and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act.
7.Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:

•For Section 16 Persons (as well as their Family Members and Controlled Entities), the later of (1) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.

•For other Insiders, 30 days after adoption of the Rule 10b5-1 Trading Plan.
8.No Overlapping Rule 10b5-1 Trading Plans. An Insider may not enter into overlapping Rule 10b5-1 Trading Plans (subject to certain limited exceptions). Please consult the GC (or the GC’s designee) with any questions regarding overlapping Rule 10b5-1 Trading Plans.
9.Single Transaction Plans. An Insider may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain limited exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price, or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. If an Insider is considering administerial changes to a Rule 10b5-1 Trading Plan, such as changing the account information, the Insider should consult with the General Counsel (or the General Counsel’s designee) in advance to confirm that any such change does not constitute an effective termination of the plan.
As such, the modification/amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the GC (or the GC’s designee) in accordance with pre-clearance procedures set forth in the Policy and these guidelines, and will be subject to all the other requirements set forth in Sections 2 - 9 of these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.
The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the GC (or the GC’s designee) in accordance with pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the GC (or the GC’s designee) will not approve the termination of a Rule 10b5-1 Trading Plan unless:

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•The Insider is not aware of any Material Nonpublic Information; and

•The Trading Window is open, to the extent the Insider is subject to the Trading Windows under the Policy, and there is no special blackout period.

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